UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2016

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ		85706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Master Assay Development, Commercialization and Manufacturing Agreement

Effective November 16, 2016, HTG Molecular Diagnostics, Inc. (the “Company”) entered into a Master Assay Development, Commercialization and Manufacturing Agreement (the “Agreement”) with QIAGEN Manchester Limited (“QIAGEN” or “QIAGEN Manchester”), a U.K. corporation and wholly owned subsidiary of QIAGEN N.V. The Agreement serves as a master agreement for the parties to collaborate with respect to the development and commercialization of next generation sequencing based companion diagnostic assays for clinical use in the oncology field, for which the collaboration is exclusive. The Agreement also provides a framework for potential collaboration in the autoimmune and microbiome fields, as well as other fields that may be agreed to by the parties, for which the collaboration is non-exclusive.

Under the Agreement, the parties intend to jointly seek to enter into sponsor project agreements with pharmaceutical companies, pursuant to which the Company and QIAGEN would develop companion diagnostic assays in the oncology field to support the applicable pharmaceutical company’s therapeutic development and commercialization programs. Development work is expected to be conducted under individual statements of work, which would be negotiated and agreed to by the Company and QIAGEN in conjunction with each sponsor project agreement. QIAGEN will pay the Company for development work performed under the Agreement, and the parties would also share in the net profits (as determined under the Agreement) generated by individual projects.

Once development work is completed, it is expected that QIAGEN would conduct the clinical and regulatory work necessary to obtain regulatory approvals for the applicable assay(s). Assays based primarily on the Company’s intellectual property rights would be manufactured and supplied by the Company pursuant to a manufacturing and supply agreement to be negotiated and entered into by the parties. QIAGEN would purchase Company-developed assays from the Company, and be responsible for marketing, selling and commercializing assays developed under the Agreement. For sales of QIAGEN-developed assays, QIAGEN would pay the Company a royalty at a rate to be established in each applicable statement of work.

The Agreement has a term of five years, and is subject to earlier termination by either party for material breaches. The Agreement may also be terminated by either party in the event of a change in control involving either party; provided, however, that, in the event a party terminates the Agreement as a result of its own change in control, it will be required to pay a termination fee of USD $2.0 million.

In addition, the Agreement will become non-exclusive if the parties do not achieve certain agreed goals.

Stock Purchase Agreement

Effective November 16, 2016, the Company entered into a Stock Purchase Agreement with QIAGEN North American Holdings, Inc. (“QIAGEN North American”), an entity affiliated with QIAGEN Manchester, pursuant to which the Company agreed to sell, and QIAGEN North American agreed to purchase, up to $4.0 million of the Company’s common stock. QIAGEN North American agreed to purchase, at an initial closing, 833,333 shares of common stock at a price per share of $2.40, for an aggregate purchase price of approximately $2.0 million. QIAGEN North American also agreed to purchase up to an additional $2.0 million of the Company’s common stock upon the sale by the Company of at least $12.0 million of common or preferred stock in a financing transaction that occurs prior to May 16, 2017. The price per share payable by QIAGEN North American in the second closing will be equal to the price per share at which shares are sold in the subsequent financing, subject to certain limitations and adjustments.

QIAGEN North American also agreed to certain transfer restrictions with respect to the shares it acquires under the Stock Purchase Agreement. It has further agreed to certain standstill provisions whereby, subject to certain exceptions, QIAGEN North American and its affiliates are obligated to refrain from taking certain actions with respect to the Company’s common stock.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained under Item 1.01 of this report relating to the issuance and sale of the Company’s common stock pursuant to the Stock Purchase Agreement is incorporated in this Item 3.02 by reference.

The shares will be issued in a private placement transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of the 1933, as amended (the “Securities Act”). In connection with QIAGEN North American’s execution of the Stock Purchase Agreement, QIAGEN North American represented to the Company that it is an “accredited investor” as defined in Regulation D of the Securities Act and that the securities to be purchased by QIAGEN North American are being acquired solely for its own account and for investment purposes and not with a view to the future sale or distribution by QIAGEN North American. Appropriate legends will be affixed to the shares upon issuance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HTG Molecular Diagnostics, Inc.

Dated: November 17, 2016	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
Vice President of Finance and Administration and Chief Financial Officer